Delisting Determination, The Nasdaq Stock Market, LLC, December 27, 2023, ContraFect Corporation.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of ContraFect Corporation, effective at the opening of the trading session on January 8, 2024.
The Company was under a Mandatory Panel Monitor imposed pursuant to Listing Rule 5815(d)(4)(B). Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5101 and 5550(a)(2). The Company was notified of the Staff determination on August 15, 2023.
On August 21, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. A Panel hearing was held on October 19, 2023.
On November 7, 2023, upon review of the information provided by the Company, the Panel determined to deny the Company continued listing and notified the Company that trading in the Company securities would be suspended on November 9, 2023. The Company did not appeal the Panel decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on December 22, 2023.